Exhibit 99.1

NEWS RELEASE
Contact:	Alliance Data
Julie Prozeller - Investors/Analysts
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon - Media
214-494-3811
shelley.whiddon@alliancedata.com

Ideal Image Development, Inc.
Jenny Sutter
813-286-8100
jenny.sutter@idealimage.com

ALLIANCE DATA SIGNS NEW MULTI-YEAR AGREEMENT WITH IDEAL IMAGE

Alliance Data to Provide New Marketing-Driven Private Label Credit Card Services
For Leading Laser Hair Removal Company

DALLAS – July 26, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Retail Services business has signed a new multi-year agreement to provide a marketing-driven private label credit card program for Ideal Image, a leader among laser hair removal centers. Ideal Image is opening new centers across the U.S. at a rate that makes it one of the fastest-growing laser hair removal providers. Founded in 2001 and based in Tampa, Fla., Ideal Image operates upscale, spa-oriented treatment centers offering laser hair removal services performed by medical experts. Currently, Ideal Image has 83 franchised and company-owned locations and is planning to add numerous locations over the next several years.

“Ideal Image takes pride in the relationships we forge with our guests, especially in this highly competitive industry – often driven by the pricing of services offered. We are pleased to partner with Alliance Data to offer a more enticing value proposition to our cardholders, including various branded communications and convenient financing options,” said Joe Acebal, Chief Executive Officer of Ideal Image. “In addition, Alliance Data’s adaptive suite of tools works seamlessly with our own proprietary office software program, allowing us to provide even faster service. We look to Alliance Data to play a key role in shaping future business for our company by developing programs that help foster even stronger relationships with our guests.”

Alliance Data will offer financing and marketing solutions for the Ideal Image private label credit card program with the goal of extending brand affinity and increased purchase frequency among cardholders in this high-growth industry. According to the American Society for Aesthetic Plastic Surgery, Americans spent just over $7 billion on non-surgical cosmetic procedures, including laser hair removal, in 2011.

 “Ideal Image is a category leader in a fast-growing industry—and a company truly passionate about customer care. We are thrilled to have the opportunity to collaborate with them to help drive sales by attracting new, long-term customers,” said Melisa Miller, president of Retail Services for Alliance Data. “By offering flexible financing options and relevant messages, we will help measurably increase Ideal Image’s brand affinity, and ultimately longer-term loyalty, among their cardholders. This new partnership also exemplifies Alliance Data’s commitment to extending our presence in the elective medical and cosmetic procedure vertical. We look forward to working with this dynamic brand.”

Alliance Data will provide Ideal Image credit cardholders with full account service, including online account activation and management, flexible financing options and marketing communications designed to support repeat purchases and engender customer loyalty.

Know More. Sell More.® is Alliance Data’s commitment to help its clients better understand their customers to drive sales. Leveraging deep-rooted retail expertise, card usage data, advanced analytics and market research, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to increase sales, brand affinity, and customer engagement and loyalty for its clients. Alliance Data Retail Services clients include many of North America’s best-known retail brands.

About Ideal Image
Ideal Image was founded in 2001. Ideal Image owns and franchises laser hair removal centers, and is a leader in the laser hair removal industry. Ideal Image has completed over 2.5 million laser hair removal treatments nationwide.  For more information about Ideal Image, visit www.idealimage.com.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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